Exhibit 10.8

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Agreement”) effective as of the date executed by Employee, below (the “Effective Date”).

BETWEEN:

Direct Communications Solutions, Inc., a body corporate duly continued under the laws of the State of Delaware having a head office located at 11021 Via Frontera Suite C, San Diego, CA 92127 and an email address for notice under this Agreement of billespley@gmail.com,

(the “Corporation” or “Employer”)

OF THE FIRST PART

Chris Bursey, of 8526 Blackburn Lane, San Diego, CA, 92127 and an email address for notice under this Agreement of CBursey@dcsbusiness.com

(“Bursey” or “Employee”)

OF THE SECOND PART.

WHEREAS:

A.	Chris Bursey as of the date of this Agreement is the Chief Executive Officer of the Corporation; and

B.	The Corporation is undergoing a reorganization of its business affairs assisted by an initial public offering and the uplisting of its shares of common stock from the Canadian Securities Exchange to a senior United States stock exchange including the NYSE American or NASDAQ the parties wish to terminate, amend or carry out both in regard of all arrangements between them in an amicable fashion; and

C.	Consistent with the foregoing, and in conjunction with the execution of this Agreement, the Parties entered into an amended Employment Agreement, pursuant to which Bursey will assume a non-executive employee position with the Corporation, with the title of “Founder”; and

D.	The parties desire to resolve any and all disputes, claims, or potential claims that may exist between them as of the Effective Date; and

E.	In consideration for Employee’s release of claims as set forth herein, the Company agrees to provide Employee with continued employment, additional compensation, and stock option grants as more particularly described in this Agreement.

NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreement contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	The Corporation shall make a direct payment to Bursey’s credit card companies in the aggregate amount of US$93,768.64 which Bursey represents and warrants such amount are bona fide amounts expensed on behalf of the Corporation for which he will provide receipts and other documentary evidence to the accountants and auditors of the Corporation to evidence same. To facilitate payment, Bursey shall provide the payment account details for such payment or payments to be made. The Corporation shall make such payments within ten (10) business days of receipt of the foregoing information from Bursey and Execution of this Agreement. Following such payment or payments, the Corporation shall be deemed to be irrevocably and fully released and discharged from any credit card debt Bursey incurred up through the Effective Date.

2.	Bursey’s salary shall remain at US$10,000 per month until the completion of an initial public offering and the commencement of trading of the shares of common stock (to be named “Class A” shares) on the NYSE American or NASDAQ stock exchanges (collectively, the “IPO”) , and thereafter shall increase to US$20,000 per month for a term of one (1) year after the IPO. The parties shall enter into the Employment Agreement attached as Schedule “A” which shall supersede any prior employment agreement between Bursey and the Corporation.

3.	Upon completion of the IPO, any and all outstanding balances on the current high interest loan agreements and the bridge loan that Bursey has personally guaranteed will be paid in full from the proceeds of the financing of the IPO.

4.	In connection with and upon the completion of the IPO, Bursey shall be granted that number of incentive stock options equal to US$400,000 divided by the IPO offering price of the Class A shares, which incentive stock options shall vest in accordance with the following schedule: 50% of the incentive stock options shall vest on the 1st anniversary date of the IPO and the remaining 50% of the incentive stock options shall vest on the 180th day following such 1st anniversary of the IPO.

5.	For the better facilitation of the IPO financing, and consistent with the Employment Agreement (Schedule A), Bursey agrees to resign as CEO and director of the Corporation and adopt the title of “Founder” while remaining as an employee. As set forth in Schedule A, if Bursey has carried out his duties satisfactorily, in the Board’s reasonable discretion, through the one year anniversary of the IPO, Bursey shall be entitled to receive a bonus payment of US $200,000.

6.	Bursey acknowledges that following his resignation as CEO and director, Bursey will no longer represent the Corporation in any manner and will forward all contacts and messaging with investment dealers, shareholders, debt holders or potential investors to Bill Espley and David Scowby.

7.	Upon the execution of this Agreement and the new Employment Agreement attached as Schedule “A”, Bursey shall maintain a normal work schedule from the company’s offices that focuses on creating sales and continuing customer relations.

8.	Release.

(a)	Employee’s General Release and Waiver of Claims.

In exchange for the consideration provided in this Agreement, the Employee and the Employee’s heirs, executors, representatives, administrators, agents, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer, including the Employer’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, and shareholders, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that the Releasors may have or have ever had against the Released Parties, or any of them, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee’s execution of this Agreement, including but not limited to:

(i)	any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the California Fair Employment and Housing Act (FEHA), the California Labor Code, the California Constitution, the California Family Rights Act (CFRA), and the California Consumer Privacy Act (CCPA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(ii)	any and all claims arising under tort, contract, and quasi-contract law;

(iii)	any and all claims for compensation of any type whatsoever, including but not limited to claims for wages, salary, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released; and

(iv)	any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (A) claims that cannot be waived by law, such as claims for workers’ compensation; and (B) any right to file an unfair labor practice (ULP) charge under the National Labor Relations Act or participate or assist in proceedings before the National Labor Relations Board (NLRB) (C) indemnification rights the Employee has against the Employer.

This general release and waiver of claims also excludes, and the Employee does not waive, release, or discharge: (AA) the right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by or before, or provide information to any government agencies about a condition or violation of law; and (BB) the right to seek or receive a monetary award from a government-administered whistleblower award program, except that the Employee waives any right to monetary relief related to an administrative charge or complaint with the Equal Employment Opportunity Commission (EEOC), the California Civil Rights Department (CRD), or any state or local fair employment practices agency.

(b)	Waiver of California Civil Code Section 1542.

This Agreement is intended to be effective as a general release of and bar to all claims as stated in this Section. Accordingly, the Releasors specifically waive all rights under California Civil Code Section 1542, which states, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Employee acknowledges that the Employee may later discover claims or facts in addition to or different from those which the Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Releasors waive any and all Claims that might arise as a result of such different or additional claims or facts.

(c)	Specific Release of ADEA Claims.

In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:

(i)	the Employee has read this Agreement in its entirety and understands all of its terms;

(ii)	by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee’s choosing and has consulted with such counsel as the Employee believed was necessary before signing this Agreement;

(iii)	the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv)	the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(v)	the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(vi)	the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph 8(c) by delivering notice of revocation to Bill Espley by receipted email (billespley@gmail.com) before the end of this seven-day period; and

(vii)	the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.

9.	Each of the parties hereby covenants and agrees that at any time upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement. This Agreement will be governed by and be construed in accordance with the laws of California. This Agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. This Agreement may not be assigned without the prior written consent of the other party. This Agreement constitutes the entire agreement between the parties and supersedes all prior letters of intent, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied. The recitals and any schedules form a part of and are incorporated by reference into this Agreement. No modification or amendment to this Agreement may be made unless agreed to by the parties thereto in writing. In the event any provision of this Agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect. Time is of the essence. Any notice required or permitted to be given or delivery required to be made to any party may be effectively given or delivered if it is delivered personally at the addresses or telephone numbers set out above or to such other address or telephone number as the party entitled to or receiving such notice may notify the other party as provided for herein. Delivery shall be deemed to have been received: (i) the same day if given by personal service or e-mail; and (ii) the fifth business day next following the day of posting if sent by regular post. This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

DIRECT COMMUNICATIONS SOLUTIONS, INC.

Per:
William F. Espley
Chairman

/s/ CHRIS BURSEY
CHRIS BURSEY

Date:	September 24, 2025

SCHEDULE “A”

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the date executed by Employee below (the “Effective Date”), by and between Direct Communication Solutions, Inc., a Delaware corporation (the “Company”) and Christopher Bursey (“Employee”). This Agreement supersedes and replaces in its entirety any and all prior employment agreements between the parties, including without limitation the employment agreement dated September 30, 2010 (the “Prior Agreement”), which shall be of no further force or effect as of the Effective Date.

WHEREAS, Employee having served as Chief Executive Officer of the Company will continue to support the Company as a non-executive employee of the Company with the title of “Founder”;

WHEREAS, Employee and the Company desire to enter into this Agreement and to set forth the terms and conditions of Employee’s continued employment with the Company until the one year anniversary of the Company’s initial public offering, subject to any further extensions or modifications of this Agreement mutually agreed to in writing by the Parties and based upon the Company’s review of Employee’s performance.

NOW, THEREFORE, In consideration of the mutual covenants and obligations herein set forth, the parties hereto agree as follows:

1. Engagement; Nature of Duties. Employee shall continue to be employed by the Company and will have the title of Founder of the Company. Employee shall perform such duties as may be assigned to Employee from time to time by the Company’s Board of Directors (the “Board”) (or committee thereof). The Employee shall devote the Employee’s full time and attention to the Employee’s duties hereunder; provided, however, that, with advance notice to the Board and subject to the Board’s prior written consent, the Employee shall be permitted to participate (including as a board member) in civic, charitable and religious organizations during the Employment Period. The Employee agrees to abide by the rules, regulations, and personnel practices and policies of the Company, as adopted and amended from time to time by the Company.

2. At Will Employment. Employee’s employment under this Agreement will become effective on the Effective Date and shall continue at will until terminated in accordance with the provisions of Section 5 (the “Employment Period”), subject to Section 6, or until the one year anniversary of the Company’s initial public offering.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company shall pay to Employee a base compensation (“Base Salary”) in the amount of One Hundred Twenty Thousand Dollars ($120,000) per annum until the completion of an initial public offering and the commencement of trading of the shares of common stock (to be named “Class A” shares on with the NYSE American or NASDAQ stock exchanges and immediately thereafter, beginning with the first complete pay period following the initial public offering, shall increase to Two Hundred Forty Thousand Dollars ($240,000) per annum, with either of the foregoing salaries payable in periodic installments in accordance with the Company’s customary payroll practices in effect from time to time. Employee’s Base Salary shall be subject to all applicable withholdings and deductions. Employee’s Base Salary shall be subject to review no less frequently than annually.

(b) Bonus. During the Employment Period, Employee shall be eligible to participate in any Employee bonus plan adopted by the Company (the “Annual Bonus”). In addition, if the Employee has performed his duties as prescribed by this Agreement under Section 1 satisfactorily in the reasonable discretion of the Board of Directors, through the one year anniversary of the Company’s initial public offering, the Employee shall be entitled to a performance bonus of $200,000 (“Retention Bonus”); provided, Employee must be employed up through the date of the one year anniversary of the Company’s initial public offering to be eligible for this Retention Bonus.

(c) Expense Reimbursement. The Company shall reimburse Employee for any and all reasonable business expenses actually incurred by Employee in the performance of Employee’s duties during the Employment Period, provided that such expenses are incurred in accordance with any policies or directives of the Company regarding reimbursement of business expenses now or hereafter adopted by the Company, and subject to Employee providing appropriate supporting documentation, reasonably acceptable to the Company.

(d) Employee Benefits. During the Employment Period, Employee shall be permitted to participate in any regular health insurance and disability insurance programs maintained from time to time by the Company for the benefit of its senior-level Employee employees generally, subject only to any eligibility or membership restrictions of such programs. Employee shall also have the right to participate in any and all benefit, retirement or insurance programs now or hereafter maintained by the Company for the benefit of its senior Employee-level employees generally subject only to any eligibility or membership restrictions of such programs. Employee’s tenure with the Company for purposes of determining eligibility, payments and benefit levels under any Company benefit and welfare plan shall be based on Employee’s original start date with the Company.

4. Other Benefits.

(a) Equity Compensation. During the Employment Period, the Employee shall be eligible to participate in and receive equity grants under the Company’s 2017 Stock Plan (or any successor plan thereto) from time to time, at the discretion of the Board (or an authorized committee thereof) and in accordance with the terms and conditions of such plans and as may be established by the Board with respect to any grant.

5. Termination of the Employment Period. The employment of the Employee by the Company pursuant to this agreement shall terminate upon the occurrence of any of the following:

(a) By the Company for Cause. At the election of the Company, the Employee’s employment may be terminated for Cause. For purposes of this Agreement, “Cause” means (i) the Employee’s conviction of, or guilty plea or plea of nolo contendere to, a felony or a crime involving moral turpitude, (ii) the Employee’s commission of any crime involving fraud or material dishonesty in connection with the Employee’s employment by the Company, (iii) the Employee’s willful failure to substantially perform the Employee’s duties to the Company or a material breach of this Agreement, in each case after written notice to the Employee and the failure to cure within thirty (30) days thereafter (unless such act or omission, by its nature, may not be remedied), (iv) Employee’s willful misconduct or gross negligence, or (v) Employee’s breach of any code of conduct, code of ethics, securities trading policy or other material written policy of the Company.

(b) Death or Disability. Upon the death of the Employee or written notice by the company to the Employee of termination of the Employee for Disability (as defined below) given while the Employee remains Disabled. For purposes of this Agreement, “Disability” means (i) the Employee has been incapacitated by mental or physical injury or illness so as to be prevented thereby from engaging the performance of the Employee’s duties to the Company and (ii) such incapacity has continued for a period of one hundred eighty (180) consecutive days.

(c) By the Employee for Good Reason. At the Election of the Employee, for Good Reason, provided that the Employee provides the Company with written notice of any event alleged to constitute Good Reason within thirty (30) days of the occurrence of such event and the Company shall have sixty (60) days to cure in all material respects such Good Reason event(s) following the Company’s receipt of the Employee’s written notice of such Good Reason event(s). For purposes of this Agreement, “Good Reason” for termination shall mean a (i) a material change or reduction in the Employee’s authority, duties and responsibilities; (ii) transfer of the Employee to another work location that is greater than 30 miles from Employee’s current primary work location; or (iii) material reduction in the Employee’s Base Salary (other than an across-the-board reduction affecting similarly situated senior Employees of the Company). In all cases any termination by the Employee for Good Reason shall occur no later than six (6) months following the occurrence of the event giving rise to the Good Reason event.

(d) By the Company not for Cause; By the Employee without Good Reason. At the election of the Company for reasons other than Cause, or at the election of the Employee for reasons other than Good Reason, upon not less than thirty (30) days’ prior written notice of termination.

6. Effect of Termination. The Employee shall be entitled to receive the following payments in connection with a termination of Employee’s employment.

(a) In the event the Employee’s employment is terminated pursuant to Section 5(a), as a result of the Employee’s death or Disability pursuant to Section 5(b), or by the Employee pursuant to Section 5(d), or Employee is terminated for any reason following the one year anniversary of the Company’s initial public offering, the Company shall pay to the Employee (or the Employee’s designated representative or estate) the “Accrued Benefits,” which shall mean: (i) any earned by unpaid Base Salary pursuant to Section 3(a) through the last day of the Employee’s actual employment by the Company; (ii) any accrued but unused PTO in accordance with the terms of applicable law; (iii) any unreimbursed business expenses incurred through the last day of the Employee’s actual employment by the Company and reimbursable to the Employee pursuant to Section 3(c); and (iv) all other payments, benefits or fringe benefits to which the Employee is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant pursuant to this Agreement; provided, however, the Company shall have no obligation to pay to the Employee any amounts pursuant to Section 3(b).

(b) In the event the Employee’s employment is terminated before the one year anniversary of the Company’s initial public offering, either by the Employee pursuant to Section 5(c) or by the Company pursuant to Section 5(d), the Company shall pay or provide to the Employee: (i) the Accrued Benefits; (ii) any unpaid Annual Bonus with respect to the calendar year ending on or preceding the date of termination, which shall be payable at the same time such bonus would have been if the Employee were still employed with the Company and in accordance with Section 3(b); and (iii) an amount equal to fifty percent (50%) of the Employee’s then-current Base Salary (at the rate in effect prior to any reduction that constitutes Good Reason), payable in a lump sum on the sixtieth (60th) day following Employee’s termination of employment and (iv) payments of COBRA premiums for six (6) months following termination. In addition, all of Employee’s outstanding equity awards granted from and after the Effective Date shall become immediately vested for the portion that would have vested or become exercisable had employment continued through the next vesting date provided that the initial vesting date for such equity award occurred prior to the Employee’s termination date. The payments due to the Employee under clause (iv) shall begin on the sixtieth (60th) day after the date of termination and shall include any amounts due to be paid to the Employee prior to such date.

(c) The payments to be made or benefits to be provided to the Employee under Section 6(b), other than the Accrued Benefits: (i) shall be contingent upon the execution and non-revocation within sixty (60) days following termination of employment by the Employee of a general release of the Company, its affiliates, stockholders, directors, officers, employees and agents from any and all claims (other than claims for payments to be made or benefits to be provided) in the form used by the Company at the time of termination, and (ii) shall constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in Section 6(b).

7. Non-Competition During Term. The Employee will not, during the Employment Period, engage in competition with the Company or any of its Affiliates, either directly or indirectly, in any manner or capacity, as advisor, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company or any of its Affiliates.

8. Non-Disparagement. The Employee agrees and covenants that the Employee will not make, publish, or communicate defamatory or disparaging remarks, comments, or statements concerning any of the Company’s products or services. The Employee agrees and covenants that the Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory, or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, or officers, now or at any time in the future. Nothing in this Agreement shall affect any right the Employee may have under Section 7 of the National Labor Relations Act (NLRA), including the right to file unlawful labor practice (ULP) charges or to participate, assist, or cooperate in ULP investigations, or otherwise disclose information as permitted by law. The Employee is permitted to discuss the terms and conditions of employment with coworkers, the media, or others for mutual aid or protection.

This Section does not restrict or impede the Employee from exercising any rights to communicate with securities regulators or any other administrative or regulatory agency, to report suspected unlawful conduct. This Section also does not prevent the Employee from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order as provided in Section 9, below, within ten (10) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Employer to contest the order or seek confidentiality protections, as determined in the Employer’s sole discretion.

9. Notices. Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth below:

(a)	If to the Company:

Direct Communication Solutions, Inc. 1021 Via Frontera Suite C

San Diego, CA 92127

Attention: Compensation Committee Chairman of the Board

(b)	If to the Employee:

At the last address in the Company’s records.

Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 12.

10. Entire Agreement and Modifications. This Agreement, including the exhibits hereto and the agreements expressly referred to herein, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including, for the avoidance of doubt, the Prior Agreement, which shall have no further force or effect. There are no warranties, representations or other agreements between the parties, in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless made in writing and executed by the party thereto to be bound. Notwithstanding the foregoing, the Proprietary Information and Inventions Assignment Agreement previously entered into by Employee shall remain in full force and effect.

11. Waivers. No delay or omission by the Company or the Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12. Withholding. All salary, bonus and other compensation payable to the Employee during the Employment Period shall be subject to applicable required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

13. No Mitigation; No Offset. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer.

14. Survival of Agreement Provisions. All terms, conditions, provisions, covenants, agreements, representations and warranties made herein shall survive the performance by the parties hereto of their obligations hereunder, and the termination or expiration of this Agreement.

15. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

16. Headings. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of San Diego. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. .

18. Execution and Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, email/pdf format or other electronic means and each party may fully rely upon such execution and delivery.

19. Covenant of Further Assurances. All parties to this Agreement shall, upon request, perform any and all acts and execute and deliver any and all certificates, instruments and other documents that may be necessary or appropriate to carry out any of the terms, conditions and provisions hereof or to carry out the intent of this Agreement.

20. Remedies Cumulative. Each and all of the several rights and remedies provided for in this Agreement shall be construed as being cumulative and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law or equity, and pursuit of any one remedy shall not be deemed to be an election of such remedy, or a waiver of any other remedy.

21. Binding Effect. This Agreement shall inure to the benefit of and be binding upon all of the parties hereto and their respective executors, administrators, successors and permitted assigns. The Company may assign all or part of its rights hereunder to any of its subsidiary or its parent company, in which case the Services shall be rendered to such assignee.

22. Compliance with Laws. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is a conflict between any term, condition or provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the term, condition or provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, provided that such construction is consistent with the intent of the parties as expressed in this Agreement.

23. Gender. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to include the others whenever the context so indicates.

24. Third Party Benefit. Nothing contained in this Agreement shall be deemed to confer any right or benefit on any person who is not a party to this Agreement.

25. Construction; Representation by Counsel. The parties hereby represent that they have each been advised by independent counsel with respect to their rights and obligations hereunder. This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against either party, and as a whole, giving effect to all of the terms, conditions and provisions hereof.

26. Injunctive Relief; Specific Performance. Employee hereby expressly agrees and acknowledges that a breach by Employee of any of Employee’s obligations under Paragraph 7 hereof would result in severe and irreparable injury to the Company, which injury could not be adequately compensated by an award of money damages, and Employee therefore agrees and acknowledges that the Company shall be entitled to injunctive relief in the event of any such breach of this Agreement, or to enjoin or prevent such a breach. Employee further expressly waives any requirement or obligation of the Company to post any bond or provide any other security in connection with obtaining such injunctive relief.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

“Company”

Direct Communication Solutions, Inc.,
a Delaware corporation

By:
Name:	William F. Espley
Title:	Chairman

“Employee”

/s/ Christopher S. Bursey
Christopher Bursey

DATE:	September 24, 2025